Exhibit 99.(d)(1)

INVESTMENT ADVISORY AGREEMENT WITH ABERDEEN

THIS AGREEMENT is made and entered into as of the 17th day of May, 2013, effective May 22, 2013, by and between Artio Select Opportunities Fund, Inc. (the “Fund”), a Maryland corporation, and Aberdeen Asset Management, Inc. (the “Adviser”), a Delaware corporation registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

W I T N E S S E T H :

WHEREAS, the Fund is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund desires to retain the Adviser to furnish certain investment advisory services, as described herein, with respect to certain of the series of the Fund, all as now are or may be hereafter listed on Exhibit A to this Agreement (each, a “Fund”); and

WHEREAS, the Adviser represents that it is willing and possesses legal authority to render such services subject to the terms and conditions set forth in this Agreement,

NOW, THEREFORE, the Fund and the Adviser do mutually agree and promise as follows:

Appointment as Adviser. The Fund hereby appoints the Adviser to act as investment adviser to each Fund subject to the terms and conditions set forth in this Agreement. The Adviser hereby accepts such appointment and agrees to furnish the services hereinafter described for the compensation provided for in this Agreement.

Duties of Adviser.

Investment Management Services.

Subject to the supervision and direction of the Fund’s Board of Directors (and except as otherwise permitted under the terms of any exemptive relief obtained by the Adviser from the SEC, or by rule or regulation), the Adviser will provide, or arrange for the provision of, a continuous investment program and overall investment strategies for each Fund, including investment research and management with respect to all securities and investments and cash equivalents in each Fund, evaluation and if appropriate, sale and reinvestment of each Fund’s assets. The Adviser will determine, or arrange for others to determine, from time to time what securities and other investments will be purchased, retained or sold by each Fund and will implement, or arrange for others to implement, such determinations through the placement, in the name of a Fund, of orders for the execution of portfolio transactions with or through such brokers or dealers as may be so selected. The Adviser will provide, or arrange for the provision of, the services under this Agreement in accordance with the stated investment objectives, policies and restrictions of each Fund as set forth in that Fund’s current prospectus and statement of additional information as currently in effect and as supplemented or amended from time to time (collectively referred to hereinafter as the “Prospectus”) and subject to the directions of the Fund’s Board of Directors. With respect to foreign securities, at its own expense, the Adviser may obtain statistical and other factual information and advice regarding economic factors and trends from its foreign subsidiaries, and may obtain investment services from the investment advisory personnel of its affiliates located throughout the world to the extent permitted under interpretations of the federal securities laws.

Subject to the provisions of this Agreement and the 1940 Act and any exemptions thereto, the Adviser is authorized to appoint one or more qualified subadvisers (each a “Subadviser”) to provide each Fund with certain services required by this Agreement. Each Subadviser shall have such investment discretion and shall make all determinations with respect to the investment of a Fund’s assets as shall be assigned to that Subadviser by the Adviser and the purchase and sale of portfolio securities with respect to those assets and shall take such steps as may be necessary to implement its decisions. The Adviser shall not be responsible or liable for the investment merits of any decision by an unaffiliated Subadviser to purchase, hold, or sell a security for a Fund.

Subject to the supervision and direction of the Directors, the Adviser shall (i) have overall supervisory responsibility for the general management and investment of a Fund’s assets; (ii) determine the allocation of assets among the Subadvisers, if any; and (iii) have full investment discretion to make all determinations with respect to the investment of Fund assets not otherwise assigned to a Subadviser.

The Adviser shall research and evaluate each Subadviser, if any, including (i) performing initial due diligence on prospective Subadvisers and monitoring each Subadviser’s ongoing performance; (ii) communicating performance expectations and evaluations to the Subadvisers; and (iii) recommending to the Fund’s Board of Directors whether a Subadviser’s contract should be renewed, modified or terminated. The Adviser shall also recommend changes or additions to the Subadvisers and shall compensate the Subadvisers.

The Adviser shall provide to the Fund’s Board of Directors such periodic reports concerning a Fund’s business and investments and use its best efforts to keep the Fund’s Board of Directors informed of developments materially affecting each Fund, and will, on its own initiative, furnish the Fund’s Board of Directors from time to time whatever information the Adviser believes is appropriate for this purpose or as the Board of Directors shall reasonably request.

Subject to the supervision and direction of the Fund’s Board of Directors, the Adviser undertakes to perform the following administrative services to the extent that no other party is obligated to perform them on behalf of each Fund: (a) providing each Fund with office space (which may be the Adviser’s own offices), stationery and office supplies, (b) furnishing certain corporate secretarial services, including assisting in the preparation of materials for meetings of the Board of Directors, (c) coordinating and preparation of proxy statements and annual and semi-annual reports to each Fund’s shareholders, (d) assisting in the preparation of each Fund’s tax returns, (e) assisting in monitoring and developing compliance procedures for each Fund which will include, among other matters, procedures for monitoring compliance with each Fund’s investment objective, policies, restrictions, tax matters and applicable laws and regulations, and (f) acting as liaison between each Fund and the Fund’s independent public accountants, counsel, custodian or custodians, administrator and transfer and dividend-paying agent and registrar, and taking all reasonable action in the performance of its obligations under this Agreement to assure that all necessary information is made available to each of them.

Compliance with Applicable Laws and Governing Documents. In the performance of its duties and obligations under this Agreement, the Adviser shall act in conformity with the Fund’s Articles of Incorporation, as from time to time amended and/or restated, and By-Laws, as from time to time amended and/or restated, and the Prospectus and with the instructions and directions received from the Directors of the Fund and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”) (including the requirements for qualification as a regulated investment company) and all other applicable federal and state laws and regulations.

The Adviser acknowledges and agrees that subject to the supervision and directions of the Fund’s Board of Directors, it shall be solely responsible for compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Fund or a Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, except that each Subadviser shall have liability in connection with information furnished by the Subadviser to a Fund or to the Adviser.

Consistent Standards. It is recognized that the Adviser will perform various investment management and administrative services for entities other than the Fund and the Funds; in connection with providing such services, the Adviser agrees to exercise the same skill and care in performing its services under this Agreement as the Adviser exercises in performing similar services with respect to the other fiduciary accounts for which the Adviser has investment responsibilities.

Brokerage. The Adviser is authorized, subject to the supervision of the Fund’s Board of Directors, (1) to establish and maintain accounts on behalf of each Fund with, and to place orders for the purchase and sale of assets not allocated to a Subadviser, with or through, such persons, brokers or dealers (“brokers”) as the Adviser may select, and (2) to negotiate commissions to be paid on such transactions. In the selection of such brokers and the placing of such orders, the Adviser shall seek to obtain for a Fund the most favorable price and execution available, except to the extent the Adviser may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. In using its reasonable efforts to obtain for a Fund the most favorable price and execution available, the Adviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the nature of the market for the security, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the broker involved, and the quality of service rendered by the broker in other transactions. Subject to such policies as the Directors may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) to the Adviser an amount of commission for effecting a Fund’s investment transaction that is in excess of the amount of commission that another broker would have charged for effecting that transaction, if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the accounts as to which it exercises investment discretion.

It is recognized that the services provided by such brokers may be useful to the Adviser in connection with the Adviser’s services to other clients. On occasions when the Adviser deems the purchase or sale of a security to be in the best interests of a Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to such other clients.

Securities Transactions. The Adviser will not purchase securities or other instruments from or sell securities or other instruments to a Fund; provided, however, the Adviser may purchase securities or other instruments from or sell securities or other instruments to a Fund if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act, the Advisers Act and the rules and regulations promulgated thereunder or any exemption therefrom.

The Adviser agrees to observe and comply with Rule 17j-1 under the 1940 Act and the Fund’s Code of Ethics, as the same may be amended from time to time.

Books and Records. In accordance with the 1940 Act and the rules and regulations promulgated thereunder, the Adviser shall maintain separate books and detailed records of all matters pertaining to the Funds and the Fund (the “Fund’s Books and Records”), including, without limitation, a daily ledger of such assets and liabilities relating thereto and brokerage and other records of all securities transactions. The Adviser acknowledges that the Fund’s Books and Records are property of the Fund. In addition, the Fund’s Books and Records shall be available to the Fund at any time upon request and shall be available for telecopying without delay to the Fund during any day that the Funds are open for business.

Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for a Fund. The Adviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Adviser shall be responsible for the expenses and costs for the officers of the Fund and the Directors of the Fund who are “interested persons” (as defined in the 1940 Act) of the Adviser.

It is understood that the Fund will pay all of its own expenses, including, without limitation, (1) all charges and expenses of any custodian or depository appointed by the Fund for the safekeeping of its cash, securities and other assets; (2) all charges and expenses paid to an administrator appointed by the Fund to provide administrative or compliance services; (3) the charges and expenses of any transfer agents and registrars appointed by the Fund; (4) the charges and expenses of independent certified public accountants and of general ledger accounting and internal reporting services for the Fund; (5) the charges and expenses of dividend and capital gain distributions; (6) the compensation and expenses of Directors of the Fund who are not “interested persons” of the Adviser; (7) brokerage commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party; (8) all taxes and fees payable by the Fund to Federal, State or other governmental agencies; (9) the cost of stock certificates representing shares of the Fund; (10) all expenses of shareholders’ and Directors’ meetings and of preparing, printing and distributing prospectuses and reports to shareholders; (11) charges and expenses of legal counsel for the Fund in connection with legal matters relating to the Fund, including without limitation, legal services rendered in connection with the Fund’s existence, financial structure and relations with its shareholders; (12) insurance and bonding premiums, (13) association membership dues; (14) bookkeeping and the costs of calculating the net asset value of shares of the Fund; and (15) expenses relating to the issuance, registration and qualification of the Fund’s shares.

Compensation. For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Adviser will be entitled to the fee listed for each Fund on Exhibit A. Such fees will be computed daily and payable monthly at an annual rate based on a Fund’s average daily net assets.

The method of determining net assets of a Fund for purposes hereof shall be the same as the method of determining net assets for purposes of establishing the offering and redemption price of the Shares as described in each Fund’s Prospectus. If this Agreement shall be effective for only a portion of a month, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect.

Notwithstanding any other provision of this Agreement, the Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue). Any such fee reduction may be discontinued or modified by the Adviser at any time.

Representations and Warranties of Adviser. The Adviser represents and warrants to the Fund as follows:

a.             The Adviser is registered as an investment adviser under the Advisers Act;

b.             The Adviser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

c.             The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its shareholders and/or directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Adviser’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser; and

d.             The Form ADV of the Adviser provided to the Fund is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained in such Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Adviser pursuant to Section 5 shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

Liability and Indemnification.

Liability. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser or a reckless disregard of its duties hereunder, the Adviser shall not be subject to any liability to a Fund or the Fund, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Fund assets; provided, however, that nothing herein shall relieve the Adviser from any of its obligations under applicable law, including, without limitation, the federal and state securities laws.

Indemnification. The Adviser shall indemnify the Fund and its officers and directors, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

Duration and Termination.

Duration. Unless sooner terminated, this Agreement shall continue until two years from the date of this Agreement and for any Fund subsequently added to this Agreement, an initial period of no more than two years, and thereafter shall continue automatically for successive annual periods with respect to each of the Funds; provided that such continuance is specifically approved at least annually by the Fund’s Board of Directors or the vote of the lesser of (a) 67% of the shares of a Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy, or (b) more than 50% of the outstanding shares of the Fund; provided further that in either event its continuance also is approved by a majority of the Fund’s Directors who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty by vote of a majority of the Fund’s Board of Directors, or, with respect to a Fund, by “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of that Fund, or by the Adviser, in each case, upon not less than sixty (60) days’ written notice to the other party.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment.

Services Not Exclusive. The services furnished by the Adviser hereunder are not to be deemed exclusive, and the Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. It is understood that the action taken by the Adviser under this Agreement may differ from the advice given or the timing or nature of action taken with respect to other clients of the Adviser, and that a transaction in a specific security may not be accomplished for all clients of the Adviser at the same time or at the same price.

Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of each such amendment shall be in writing and approved by the Fund’s Board of Directors or by a vote of a majority of the outstanding voting securities of a Fund (as required by the 1940 Act).

Confidentiality. Subject to the duties of the Adviser and the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to a Fund and the Fund and the actions of the Adviser and the Funds in respect thereof. Upon termination of this Agreement, the Adviser shall promptly, upon demand, return to the Fund all confidential information within its control, except that the Adviser may retain copies for its records. Each party shall safeguard confidential information disclosed by the other using the same degree of care it uses to safeguard its own confidential information and, in no event, less than a reasonable degree of care. Each party’s obligation under this paragraph shall survive following termination of this Agreement.

The Adviser acknowledges that nonpublic customer information (as defined in Regulation S-P, including any amendments thereto) of customers of the Funds received by the Adviser is subject to the limitations on redisclosure and reuse as set forth in such Regulations and the Funds’ privacy policy, and agrees such information shall not be disclosed to any third party except in conformity with the Funds’ privacy policy and Regulation S-P.

Jurisdiction. This Agreement shall be governed by and construed to be in accordance with substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

Certain Definitions. For the purposes of this Agreement, “interested person,” “affiliated person,” “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

Funds and its Directors. The terms “Funds” and the “Directors of Funds” refer respectively to the Fund created and the Directors, as directors but not individually or personally, acting from time to time under the Articles of Amendment and Restated made and dated as of July 27, 2012, as has been or may be amended and/or restated from time to time, and to which reference is hereby made.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ABERDEEN ASSET MANAGEMENT, INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	U.S. Counsel

ARTIO GLOBAL SELECT OPPORTUNITIES FUND INC.
On Behalf of the Funds Listed on Schedule A

By:	/s/ Antoine Bernheim
Name:	Antoine Bernheim
Title:	Chairman of the Board of Trustees

By:	/s/ Timothy Clemens
Name:	Timothy Clemens
Title:	Chief Financial Officer

By:	/s/ Alex Bogaenko
Name:	Alex Bogaenko
Title:	Treasurer

Exhibit A

to the

Artio Select Opportunities Fund Inc.

INVESTMENT ADVISORY AGREEMENT

This Schedule A, dated as of May 17, 2013 and effective May 22, 2013, is Exhibit A to the Investment Advisory Agreement between Aberdeen Asset Management, Inc. and Artio Select Opportunities Fund, Inc.

Name of Fund	Fee (as a percentage of net assets)
Select Opportunities Fund	0.90% of average daily net assets